Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and, to the Extent Outstanding,

Associated Preferred Stock Purchase Rights

of

Orchid Cellmark Inc.

at

$2.80 Net Per Share

Pursuant to the Offer to Purchase

Dated April 19, 2011

by

OCM Acquisition Corp.

a direct wholly owned subsidiary of

Laboratory Corporation of America Holdings

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON TUESDAY, MAY 17, 2011,

UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

OCM Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”), and LabCorp have appointed Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Orchid Cellmark Inc., a Delaware corporation (“Orchid Cellmark”), including, to the extent outstanding, the associated preferred stock purchase rights (the “Rights”) issued under the Rights Agreement, dated July 27, 2001, as amended, between Orchid Cellmark and American Stock Transfer & Trust Company, as rights agent (such Rights, to the extent outstanding, together with the shares of the Common Stock, the “Shares”), at $2.80 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 19, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated April 19, 2011;

2.	Letter of Transmittal to be used by stockholders of Orchid Cellmark in accepting the Offer, including IRS Form W-9;

3.	Orchid Cellmark’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.	a printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery with respect to the Shares; and

6.

return envelope addressed (i) by mail to American Stock Transfer & Trust Company, LLC c/o Operations Center, Attn: Reorganization Department, P.O. Box 2042 New York, New York 10272-2042 or (ii) by hand or courier to American Stock Transfer & Trust Company LLC c/o Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, NY 11219.

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares beneficially owned by LabCorp or the Purchaser, if any, represents at least a majority of the sum of (i) all Shares then outstanding, plus (ii) all Shares issuable upon the exercise, conversion or exchange of any outstanding Orchid Cellmark stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares whether or not then vested. The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of any suspension of trading on NASDAQ, any banking moratorium in the United States or the State of New York or any material limitation by a governmental authority on extending credit by banks or other lending institutions and (iii) other customary conditions as described in Section 14—“Conditions of the Offer” of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 5:00 p.m., New York City time, on May 17, 2011, unless extended (the “Expiration Date”).

Purchaser is making this Offer according to an Agreement and Plan of Merger, dated as of April 5, 2011 (the “Merger Agreement”), by and among LabCorp, Purchaser and Orchid Cellmark. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, a vote of Orchid Cellmark’s stockholders, Purchaser will be merged with and into Orchid Cellmark, with Orchid Cellmark surviving the Merger as a direct wholly owned subsidiary of LabCorp (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by LabCorp, Purchaser, Orchid Cellmark or their subsidiaries, or stockholders who properly perfect their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive the Offer Price (as defined in the Offer to Purchase) in cash, without interest and less any amounts required to be withheld under applicable U.S. federal, state, local or other tax laws, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

The Orchid Cellmark board of directors (with one director abstaining), acting upon the unanimous recommendation of an independent committee of the board of directors has: (i) determined that the Merger Agreement (as defined below), the Offer, the Merger, the top-up option (as described in this Offer to Purchase) and the other transactions contemplated thereby are advisable, fair to and in the best interests of Orchid Cellmark and its stockholders; (ii) approved the Merger Agreement, the Offer, the Merger and the top-up option; and (iii) recommended that Orchid Cellmark’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer and adopt the Merger Agreement, if necessary under applicable law.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchase, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the “Depositary”) of its acceptance for payment of such Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share certificates or a timely Book-Entry Confirmation (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) if submitted in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Purchaser nor LabCorp will pay any fees or commissions to any broker or dealer or other person (other than to Morrow & Co., LLC in its capacity as Information Agent, American Stock Transfer & Trust Company in its capacity as the Depositary, and Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as Dealer Manager), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, LABCORP, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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